Exhibit 1

JOINT FILING AGREEMENT

Each person executing this joint filing agreement (this “Agreement”) agrees as follows:

1. Each person executing this Agreement is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but no person executing this Agreement is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

2. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of April 17, 2013.

Mobi Joy Limited

By:	/s/ Michael Tao Song
Michael Tao Song
Title:	Director

Michael Tao Song

/s/ Michael Tao Song
Name:	Michael Tao Song

[Signature Page to Joint Filing Agreement]